8-K 1 form8k.htm FORM 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 25, 2014
Date of Report (Date of earliest event reported)

GALA GLOBAL INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-52044	42-1771014
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1100 Quail Street, Suite 100, Newport Beach, California		92660
(Address of principal executive offices)		(Zip Code)

(702) 900-6074

Registrant's telephone number, including area code

2780 South Jones Blvd. #3725, Las Vegas, Nevada, 89146
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02.          DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Mr. Robert Walter Freiresigned from all positions with the Company effective as of June 25, 2014, including the sole member of the Company’s Board of Directors and the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary.  The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On June 25, 2014, Mr. George Lefevre was appointed as the sole member of the Company’s Board of Directors and as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary.

The biography for Mr. Lefevre is set forth below:

Mr. Lefevre is the founder and President of HAPA Capital, LLC (“HAPA”) which has been in operation for over five years. HAPA is a business consulting firm specializing in mergers, acquisitions and structural guidance to public and private companies specifically in Bio-Tech and Hi-Tech Industries.

Mr. Lefevre is also an advisor and officer of a National Professional Employer Organization (PEO, and has served in senior management capacity with a number of life science ventures companies. From 1991 to 1998, Mr. Lefevre directly invested in and managed investment portfolios with Paine Webber and their subsidiary Correspondence Service Corporation. Mr. Lefevre was also the President of GL Investment Group, a regional investment bank in Southern California where he was directly responsible for providing in excess of $ 500 million in funding to Bio-Technology and High Tech companies.

Mr. Lefevre graduated from California State University, Long Beach with a Bachelor of Science in Business Administration, majoring in Finance.

ITEM 8.01          OTHER ITEMS – CHANGE OF ADDRESS

On June 25, 2014 the Company changed the address of its principal offices to 1100 Quail Street, Suite 100, Newport Beach, California 92660.  Phone number 702-900-6074.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 27, 2014	By:	/s/ Robert Walter Frei
Robert Walter Frei
	Title:	Chief Executive Officer